Filed Pursuant to Rule 424(b)(3)
Registration No. 333-157827

Prospectus Supplement No. 1
(To prospectus dated April 21, 2009)

CYALUME TECHNOLOGIES HOLDINGS, INC.

12,081,151 Shares Common Stock

This prospectus supplement, dated August 18, 2009, supplements the prospectus, dated April 21, 2009, of Cyalume Technologies Holdings, Inc. relating to the resale by the Selling Stockholders of up to 12,081,151 shares of our common stock.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

See "Risk Factors" beginning on page 3 of the prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement.  Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” beginning on page 36 of the prospectus is amended by this prospectus supplement. Winston Churchill, Chairman of our Board of Directors, purchased the shares on January 15, 2009 for the convenience and benefit of the ten persons other than him listed in the table below as their nominee.  On August 12, 2009, Winston J. Churchill, had an aggregate of 417,500 shares of common stock held of record by him re-issued to the ten persons listed in the table below other than him, in the amounts listed beside each such stockholder’s respective name. Therefore, the Selling Stockholder table is amended by (i) deleting the row for Winston Churchill, (ii) deleting the row for Catalyst Private Equity Partners (Israel) II, L.P., (iii) and by adding the information indicated below to the end of such table.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Total Number of Shares of Common Stock Being Registered	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage of Common Stock Beneficially Owned After the Offering (1)
Sharbaugh Trust U/A dtd 12/14/92 FBO John Justin Churchill (2)	125,000	125,000	0	*
Ira Brind	25,000	25,000	0	*
Lotman Holdings, Inc. (3)	80,000	80,000	0	*
Lucy C. Danziger	12,500	12,500	0	*
LC Danziger Trust dated 6/14/51 (4)	12,500	12,500	0	*
James J. Kim	125,000	125,000	0	*
Thomas and Kathleen Lynch	2,500	2,500	0	*
Charles C. Freyer	5,000	5,000	0	*
Roger A. and Helena S. Carolin (tenants by entirety)	5,000	5,000	0	*
Catalyst Private Equity Partners (Israel) II, L.P. (5)	893,866(5)	893,866	0	*
Winston J. Churchill (6)	1,739,690(6)	1,199,284	7,500	*

* Represents beneficial ownership of less than one percent of our outstanding shares.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 15,345,925 shares of common stock outstanding as of July 31, 2009.

(2)  Thomas J. Sharbaugh is the trustee of the Sharbaugh Trust U/A dated 12/14/92 FBO John Justin Churchill.

(3)  Herbert Lotman controls Lotman Holdings, Inc.

(4)  Frederick and Lucy Danziger control the LC Danziger Trust dated 6/14/51.

(5)  Consists of options to purchase up to 118,750 shares of common stock.  25,000 of the 893,866 shares of common stock beneficially owned by Catalyst Private Equity Partners (Israel) II, L.P. were distributed to the stockholder by Winston J. Churchill on August 7, 2009.

(6)  Consists of (i) 1,196,784 shares of common stock held directly, (ii) options to purchase up to 7,500 shares of common stock held directly (iii) warrants to purchase up to 2,500 shares of common stock held directly; and (iv) 532,906 shares of common stock held by SCP Private Equity Management Company, LLC. The 532,906 shares of common stock held by SCP Private Equity Management Company, LLC are also being registered for resale hereunder.

The date of this prospectus supplement is August 18, 2009.